Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-186533, 333-169926, 333-150097, 333-136316, and 333-100900) of our reports dated March 7, 2016 on (i) the consolidated financial statements of Medallion Financial Corp. and subsidiaries as of December 31, 2015 and 2014 and for each of the three years in the three-year period ended December 31, 2015 and on the selected financial ratios and other data for each of the five years in the five-year period ended December 31, 2015, and the consolidated schedules of investments in and advances to affiliates as of and for the years ended December 31, 2015 and 2014; (ii) the effectiveness of internal control over financial reporting as of December 31, 2015; (iii) the financial statements of Medallion Bank as of December 31, 2015 and 2014 and for each of the three years in the three-year period ended December 31, 2015; and (iv) the consolidated schedules of investments as of December 31, 2015 and 2014, all of which appear in the Annual Report on Form 10-K of Medallion Financial Corp. for the year ended December 31, 2015.

/s/ WeiserMazars LLP

New York, New York

March 7, 2016